Exhibit 10.1

 EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of June 2, 2014

by and among

SELECTICA, INC., a Delaware corporation,

SELECTICA SOURCING INC., a Delaware corporation,

IASTA.COM, INC., an Indiana corporation,

IASTA RESOURCES, INC., an Indiana corporation

and

THE SHAREHOLDERS

 OF EACH OF IASTA.COM, INC. AND IASTA RESOURCES, INC.
LISTED ON THE SIGNATURE PAGES HERETO

-i-

(continued)

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(continued)

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(continued)

Page

INDEX OF EXHIBITS

Exhibit A – Escrow Agreement

Exhibit B – Registration Rights Agreement

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 2, 2014, is by and among Selectica, Inc., a Delaware corporation (“Parent”), Selectica Sourcing Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Iasta.com, Inc., an Indiana corporation (“Iasta”), Iasta Resources, Inc., an Indiana corporation (“Iasta Resources”; each of Iasta and Iasta Resources is sometimes hereinafter referred to individually as a “Company” and collectively as the “Companies”), and the shareholders of each Company listed on the signature pages hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Certain capitalized terms used herein are defined in Section 10.13.

RECITALS

WHEREAS, each of the parties hereto desires Merger Sub to consummate a business combination with each Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, each Company will merge with and into Merger Sub (the “Merger”), and the outstanding shares of common stock of Iasta (“Iasta Common Stock”) and the outstanding shares of common stock of Iasta Resources (“Iasta Resources Common Stock” and, together with the Iasta Common Stock, the “Company Common Stock”) will be automatically converted into the right to receive the Merger Consideration, as provided herein, and Merger Sub will be the surviving corporation in the Merger and will continue to be a wholly-owned subsidiary of Parent;

WHEREAS, the board of directors of each Company unanimously has determined and resolved that the Merger and all of the Contemplated Transactions are in the best interests of such Company and its shareholders and that the Merger is fair and advisable, and has approved and adopted this Agreement and the Merger in accordance with the Indiana Business Corporation Law, as amended (the “IBCL”), and the shareholders of each Company have approved and adopted this Agreement and the Merger in accordance with the IBCL;

WHEREAS, the boards of directors of Parent and Merger Sub unanimously have determined and resolved that the Merger and all of the Contemplated Transactions are in the best interests of Parent and Merger Sub and have approved and adopted this Agreement and the Merger in accordance with the IBCL and the Delaware General Corporation Law, as amended (the “DGCL”), and Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement and the Merger in accordance with the IBCL and the DGCL; and

WHEREAS, Parent, Merger Sub, the Companies and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.
THE MERGER

Section 1.1     The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the IBCL and the DGCL, each Company shall be merged with and into Merger Sub. Following the Merger, Merger Sub shall continue as the surviving corporation (the “Surviving Corporation”) under the Laws of the State of Delaware and will continue to be a wholly-owned subsidiary of Parent, and the separate corporate existence of the Companies shall cease.

Section 1.2     Effective Time. Subject to the provisions of this Agreement, the parties hereto will cause the Indiana Articles of Merger, the Delaware Certificate of Merger and other appropriate documents to be delivered and properly filed in such form as required by, and executed in accordance with, the relevant provisions of the IBCL and the DGCL, as applicable, as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of the Indiana Articles of Merger with the Secretary of State of the State of Indiana and the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

Section 1.3     Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), remotely via the electronic exchange of documents, or at such other time, date or place as agreed to in writing by the parties hereto.

Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Indiana Articles of Merger, the Delaware Certificate of Merger and the applicable provisions of the IBCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Companies and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Companies and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.5     Directors and Officers. The directors of the Surviving Corporation as of the Closing Date shall consist of the individuals specified in Section 1.5 of the Parent Disclosure Schedule and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The individuals specified in Section 1.5 of the Parent Disclosure Schedule shall be the officers of the Surviving Corporation as of the Closing Date and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and their respective employment agreements (if any), until their successors are duly elected or appointed and qualified or until their earlier death, resignation, removal or termination of their respective employment (if applicable).

Section 1.6     Organizational Documents. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate of incorporation and applicable Law. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with the certificate of incorporation, such bylaws and applicable Law.

ARTICLE II
CONVERSION OF SECURITIES

Section 2.1     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and automatically without any action on the part of Parent, Merger Sub, the Companies or any holder of capital stock of any of them:

(a)     Subject to the adjustments set forth herein, including Section 2.2 below, all of the outstanding shares of Company Common Stock shall be cancelled and automatically be converted into and become the right of the Shareholders to receive, in the aggregate:

(i)     a cash payment equal to $7,000,000 less the Debt Repayment Amount (as hereinafter defined) (the “Closing Cash Payment”), subject to adjustment as set forth in Section 2.2 below and subject to deposit with the Escrow Agent of the Escrow Amount, which shall be held and released in accordance with the terms of this Agreement and the Escrow Agreement;

(ii)     an aggregate of 1,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), of Parent (the “Closing Equity Payment” and, together with the Closing Cash Payment, the “Merger Consideration”).

(b)     Section 2.1(b) of the Company Disclosure Schedule sets forth to whom and in what denominations the Merger Consideration is to be allocated amongst the Shareholders, which shall set forth a separate allocation for the Shareholders of Iasta and a separate allocation for the Shareholders of Iasta Resources. The Closing Cash Payment payable to each Principal Shareholder will be reduced by the outstanding principal amount of, and accrued and unpaid interest on, all indebtedness to Iasta evidenced by such Principal Shareholder’s promissory note dated April 14, 2010 in favor of Iasta, which amount for each Principal Shareholder is set forth on Section 2.1(b) of the Company Disclosure Schedule as of the date hereof and will be updated as of the Closing Date (such amounts, in the aggregate, the “Shareholder Note Amounts”).

(c)     Notwithstanding the foregoing, no fractional shares of Parent Common Stock shall be issued as part of the Closing Equity Payment. Fractional shares to be issued hereunder shall be rounded up to the next whole number.

(d)     At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

(e)     Parent shall deliver to the appropriate lenders, by wire transfer of immediately available funds, all amounts necessary to repay in full all indebtedness for borrowed money (including, in each case, all accrued interest, costs and expenses due to such lenders) of the Companies set forth on Section 3.7(b) of the Company Disclosure Schedule except for the Permitted Loans (collectively, the “Debt Repayment Amount”). For clarity, the Permitted Loans will not be repaid at Closing and will remain in full force and effect following the Closing Date. As a condition precedent to the Closing, the Companies will obtain from Mike Treida, with respect to the Debt Repayment Amount, a payoff letter and termination and release document reasonably acceptable to Parent.

Section 2.2     Working Capital Adjustment.

(a)     Within thirty (30) days after the Closing, the Shareholders’ Agent will prepare and deliver, or will cause to be prepared and delivered, to Parent a statement (the “Closing Date Working Capital Statement”) setting forth the actual Working Capital as of the close of business on the last Business Day prior to the Closing Date (the “Closing Date Working Capital”). The Closing Date Working Capital Statement will (i) fairly and accurately present the Closing Date Working Capital, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Audited Financials, and (ii) be presented in a manner consistent with the format set forth in the Company Audited Financials.

(b)     Parent shall have a period of thirty (30) days after the date on which the Closing Date Working Capital Statement is delivered to it (the “Review Period”) to review the Closing Date Working Capital Statement. If Parent objects to the calculation of the Closing Date Working Capital as set forth on such Closing Date Working Capital Statement, Parent shall so inform the Shareholders’ Agent in writing (the “Objection”) on or before the last day of the Review Period, setting forth in reasonable detail the basis of the Objection and the adjustments to the Closing Date Working Capital Statement that Parent believes should be made. In the event that an Objection is not delivered to the Shareholders’ Agent on or before the last day of the Review Period, Parent shall be deemed to have agreed to the Closing Date Working Capital Statement. In the event that an Objection is delivered to the Shareholders’ Agent on or before the last day of the Review Period, Parent and the Shareholders’ Agent shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Parent and the Shareholders’ Agent are unable to resolve all of their differences within thirty (30) days after delivery of the Objection to the Shareholders’ Agent (or such longer period as they may mutually agree), they will refer their remaining differences to a firm of independent public accountants as to which Parent and the Shareholders’ Agent shall mutually agree (the “WC Arbiter”). The WC Arbiter will, based on those items as to which Parent and the Shareholders’ Agent have agreed and the WC Arbiter’s determination regarding those items in dispute, finally determine the Closing Date Working Capital; provided, however, that the Closing Date Working Capital as finally determined by the WC Arbiter shall not be less than the amount proposed by Parent or greater than the amount proposed by the Shareholders’ Agent. The WC Arbiter’s determination shall be set forth in writing and shall be conclusive and binding upon all parties hereto and may be entered as a final judgment in any court of competent jurisdiction. The fees of the WC Arbiter shall be paid equally by Parent and by the Shareholders (with the Principal Shareholders jointly and severally liable for the Shareholders’ portion of such fees and the Minority Shareholders severally liable therefor based upon the pro rata share of the Merger Consideration to be received by each of the Minority Shareholders as set forth on Section 2.1(b) of the Company Disclosure Schedule). Each of the parties hereto shall make available to the WC Arbiter and each other party hereto all relevant books and records and any work papers (including those, if any, of the Companies’ accountants) in its possession or readily obtainable by it relating to the Closing Date Working Capital, and all other items reasonably requested by the WC Arbiter and each other party hereto.

(c)     The “Final Working Capital Amount” shall be (i) if no Objection is sent to the Shareholders’ Agent prior to the end of the Review Period, the amount of the Closing Date Working Capital set forth on the Closing Date Working Capital Statement delivered by the Shareholders’ Agent to Parent, (ii) if an Objection is made but finally determined between Parent and the Shareholders’ Agent prior to referring any such dispute to a WC Arbiter, the amount of the Closing Date Working Capital so finally determined between them; and (iii) if an Objection is sent to the WC Arbiter, the amount of the Closing Date Working Capital as finally determined by such WC Arbiter.

(d)     If the Final Working Capital Amount is less than $315,000, then the Shareholders will pay to Parent, in cash, within twenty (20) days after the determination of the Final Working Capital Amount, an amount equal to the difference between the Final Working Capital Amount and $315,000. Payment of such amount to Parent will be the joint and several obligation of the Principal Shareholders and the several obligation of the Minority Shareholders (based upon the pro rata share of the Merger Consideration to be received by each of the Minority Shareholders as set forth on Section 2.1(b) of the Company Disclosure Schedule).

(e)     If the Final Working Capital Amount is greater than $385,000, then Parent will pay to the Shareholders, on a pro rata basis determined in accordance with the allocation of the Closing Cash Payment set forth in Section 2.1(b) of the Company Disclosure Schedule, within twenty (20) days after the determination of the Final Working Capital Amount, an amount equal to the difference between the Final Working Capital Amount and $385,000.

(f)     For the avoidance of doubt, if the Final Working Capital Amount is equal to or greater than $315,000 and less than or equal to $385,000, no payment shall be due under this Section 2.2.

(g)     Any amounts paid by a party pursuant to Section 2.2(d) or Section 2.2(e) will be treated as an adjustment to the Closing Cash Payment. Payment of any such amounts will be made by wire transfer of immediately available funds to the account(s) designated in writing by the party(ies) entitled to receive such payment.

Section 2.3     Exchange Procedures.

(a)     At the Closing, each Shareholder will surrender the certificate(s) representing his shares of Company Common Stock to Parent and will promptly upon surrender thereof receive in exchange therefor the Merger Consideration as provided in clauses (i) and (ii) of Section 2.1(a), allocated pursuant to Section 2.1(b) of the Company Disclosure Schedule. The certificate(s) of Company Common Stock so surrendered will be duly endorsed in blank for transfer or accompanied by separate stock powers duly executed in blank, and upon surrender will be cancelled.

(b)     Payment of the Closing Cash Payment will be made by wire transfer of immediately available funds to the accounts designated in writing by the Shareholders at least two Business Days prior to the Closing Date. Parent will cause its transfer agent to effect the delivery of the Closing Equity Payment either by issuing and delivering to each Shareholder a certificate representing its pro rata portion of the Closing Equity Payment (as set forth on Section 2.1(b) of the Company Disclosure Schedule) or by electronic registration of such shares of Parent Common Stock.

(c)     If any certificate representing Company Common Stock shall have been lost, stolen or destroyed, Parent may require the making of an affidavit of that fact by the Shareholder claiming such certificate to be lost, stolen or destroyed, which affidavit shall include an indemnification obligation by the applicable Shareholder against any claim that may be made against Parent, Merger Sub, either Company or the Surviving Corporation with respect to such certificate.

Section 2.4     Rights of Shareholders. At and after the Effective Time, no transfer of Company Common Stock shall thereafter be made or recognized. Until surrender for exchange in accordance with the provisions of Section 2.3, each certificate theretofore representing shares of Company Common Stock shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided for in Section 2.1(a) in exchange therefor, allocated pursuant to Section 2.1(b) of the Company Disclosure Schedule. From and after the Effective Time, holders of certificates representing shares of Company Common Stock will cease to have any rights as shareholders of either Company.

Section 2.5     Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub and the Companies will be entitled to withhold and deduct from the cash consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub or either Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Parent shall take all action that may be necessary to ensure that any such amounts are timely withheld and promptly and properly remitted to the appropriate Governmental Authority. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding were made.

Section 2.6     Escrow Agreement. To secure a portion of the indemnification obligations of the Shareholders set forth in Section 7.3(a) hereof, at the Closing, (a) Parent, the Shareholders’ Agent and the Escrow Agent will execute the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”), and (b) Parent will cause to be deposited with the Escrow Agent an amount equal to $1,400,000 (the “Escrow Amount”). The Escrow Amount will be held by the Escrow Agent in accordance with the terms and conditions set forth in the Escrow Agreement

Section 2.7     Tax Treatment of Merger. The Merger will constitute a reorganization within the meaning of Code Section 368(a) and 368(a)(2)(D). All parties will file all Tax Returns consistent with such treatment, and no party will take any position that is consistent with such treatment in any audit or other proceeding unless prohibited by applicable Law

Section 2.8     Dissenters’ Rights. The Shareholders hereby waive and agree not to assert any dissenters’ or appraisal rights under the applicable provisions of the IBCL.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

Except as set forth in the Companies’ disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Companies hereby represent and warrant to Parent and Merger Sub, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 3.1     Corporate Organization, Etc. Each of the Companies and the Subsidiaries is a corporation duly incorporated, validly existing and in good standing (to the extent such concept is recognized) under the Laws of its jurisdiction of incorporation set forth on Section 3.1 of the Company Disclosure Schedule and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each of the Companies and the Subsidiaries is qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the organizational and governing documents of the Companies and the Subsidiaries as presently in effect have been heretofore made available to Parent. None of the Companies or the Subsidiaries is in violation of any term or provision of its organizational or governing documents.

Section 3.2     Capitalization. The authorized shares of capital stock of each Company are as set forth in Section 3.2 of the Company Disclosure Schedule. The outstanding shares of Company Common Stock and the beneficial and record owners thereof are as set forth in Section 3.2 of the Company Disclosure Schedule. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for capital stock of either Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of either Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of either Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, either Company is subject or bound. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholders’ agreements or other similar instruments restricting or relating to the rights of any of the holders of shares of Company Common Stock to vote, transfer or receive dividends with respect to any shares of Company Common Stock or with respect to the management or control of either Company.

Section 3.3     Company’s Subsidiaries. Except for the Subsidiaries, neither Company has any subsidiaries or owns any equity interest in any other Person. All outstanding equity interests in each Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state, federal and foreign securities Laws. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for equity interests of either Subsidiary, (b) options, warrants or other rights to purchase or subscribe for equity interests of either Subsidiary, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity interests of either Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, either Company or either Subsidiary is subject or bound. All outstanding equity interests in the Subsidiaries are owned (of record and beneficially) directly by Iasta, free and clear of all Encumbrances.

Section 3.4     Authority Relative to this Agreement. Each Company has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of each Company and no other corporate or other proceedings on the part of either Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each Company and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of each Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

Section 3.5     Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by either Company, the performance by either Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by either Company will (a) violate any provision of the organizational or governing documents of either Company or either Subsidiary, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of either Company or either Subsidiary pursuant to, any of the terms, conditions or provisions of any Material Contract, or (d) violate any Law of any Governmental Entity applicable to either Company or either Subsidiary or by which either Company or either Subsidiary or any of their respective properties or assets is bound.

Section 3.6     Financial Statements. The Companies have previously delivered or made available to Parent true and complete copies of the following: (a) the audited consolidated balance sheets of the Companies and the Subsidiaries as of December 31, 2013, 2012 and 2011 and the audited consolidated statements of income, shareholders’ equity (deficit) and cash flows of the Companies and the Subsidiaries for the years ended December 31, 2013, 2012 and 2011 (including, in each case, any notes and schedules thereto) (collectively, the “Company Audited Financials”), and (b) the unaudited consolidated balance sheets of the Companies and the Subsidiaries as of April 30, 2014 and the unaudited consolidated statements of income of the Companies and the Subsidiaries for the periods then ended (collectively, the “Company Unaudited Financials” and, together with the Company Audited Financials, the “Company Financials”). Each of the Company Financials (i) has been prepared from, and is in accordance with, the books and records of the Companies and the Subsidiaries, (ii) was prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except, in the case of the Company Unaudited Financials, for the absence of footnotes, statements of shareholders’ equity (deficit) and cash flows, and normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)), and (iii) fairly presents in all material respects the consolidated financial position, results of operations, cash flows and changes in shareholders’ equity of the Companies and the Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (except that the Company Unaudited Financials do not contain footnotes, statements of shareholders’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

Section 3.7     No Undisclosed Liabilities.

(a)     None of the Companies or the Subsidiaries has any liabilities, indebtedness or obligations of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except as and to the extent set forth, disclosed in, provided for, reflected in or otherwise described in the Company Financials or in Section 3.7(a) of the Company Disclosure Schedule, and except for those incurred in the ordinary course of business since December 31, 2013.

(b)     Section 3.7(b) of the Company Disclosure Schedule sets forth all indebtedness of any of the Companies or the Subsidiaries for borrowed money as of Closing.

Section 3.8     Absence of Certain Changes. Since December 31, 2013, except as set forth on Section 3.8 of the Company Disclosure Schedule, none of the Companies or the Subsidiaries has (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any Company Common Stock, or redeemed or otherwise acquired any shares of Company Common Stock, (d) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (e) Transferred or entered into a Contract to Transfer any of its material properties or assets, other than this Agreement, (f) created any Encumbrance on any of its properties or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, Officers or employees except for any increases for employees (other than the Shareholders) made in the ordinary course of business, (h) paid or agreed to pay any pension, retirement allowance or other material employee benefit not required by any existing Benefit Plan or Employee Arrangement, (i) entered into or amended any employment, bonus, severance or retirement Contract other than with employees (other than the Shareholders) in the ordinary course of business, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for federal income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $25,000, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any Officer or key employee resign or terminate employment, (o) acquired, sold, leased or disposed of any assets outside the ordinary course of business or (p) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.

Section 3.9     Compliance with Law. Each of the Companies and the Subsidiaries is, and has been for the past three (3) years, in compliance in all material respects with all Laws applicable to it or any of its businesses, properties or assets. None of the Companies or the Subsidiaries or, to the Knowledge of the Companies, any Officer, director or employee of any of the Companies or the Subsidiaries, in such capacity, has received notice from any Governmental Entity of, or to the Knowledge of the Companies is charged or threatened with or under investigation with respect to, any violation of any provision of any applicable Law.

Section 3.10     Material Contracts.

(a)     Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all Contracts that are material to any of the Companies or the Subsidiaries to which any of them is a party or by which any of them or any of their respective properties or assets is bound, including, without limitation, (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by any of the Companies or the Subsidiaries of $50,000 or more with respect to any such Contract, (iii) any Contract with each of the Company’s 25 largest customers and 25 largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Companies and the Subsidiaries during the year ended March 31, 2014 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts any of the Companies’ or the Subsidiaries’ businesses or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee, and (vi) any joint venture agreement (collectively, the “Material Contracts”). For purposes of the foregoing representation, disclosure shall only be required of Contracts which involve annual payments or receipts by any of the Companies or the Subsidiaries of $25,000 or more with respect to any such Contract. The Companies have made available to Parent true, correct and complete copies of all Material Contracts in its possession. None of the Companies, the Subsidiaries or the Surviving Corporation will have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Contemplated Transactions.

(b)     Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Companies, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.

(c)     Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of the Companies or the Subsidiaries is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by any of the Companies or the Subsidiaries or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Companies, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default in any material respect by such party, of or under any of the Material Contracts. None of the Companies or the Subsidiaries has received written notice or, to the Knowledge of the Companies, a claim in writing against any of the Companies or the Subsidiaries by any party to a Material Contract in respect of any breach or default thereunder.

(d)     Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, none of the Companies or the Subsidiaries has received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract and, to the Knowledge of the Companies, no other party to a Material Contract plans to terminate, cancel or not renew, or materially reduce the services provided to it under, any such Material Contract.

Section 3.11     Permits. Each of the Companies and the Subsidiaries has all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect, and none of the Companies or the Subsidiaries has received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.

Section 3.12     Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no material action, suit, proceeding or investigation pending or, to the Knowledge of the Companies, threatened against any of the Companies or the Subsidiaries or any of their respective properties by or before any Governmental Entity. None of the Companies or the Subsidiaries is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit, proceeding or investigation pending or, to Knowledge of the Companies, threatened against any current or former officer, director, employee or consultant of any of the Companies or the Subsidiaries in his or her capacity as such. There is no action, suit or proceeding pending or, to the Knowledge of the Companies, threatened against any of the Companies or the Subsidiaries by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 3.13     Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a)     Each of the Companies and the Subsidiaries has

(i)     duly and timely filed, or caused to be filed, in accordance with applicable Law, all material Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii)     duly and timely paid in full, or caused to be paid in full, all Company Taxes reflected on such Company Tax Returns, and

(iii)     properly accrued in accordance with GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.

(b)     No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c)     No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income tax return). There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as result of a Tax sharing agreement or other Contract or by operation of Law) under which any of the Companies or the Subsidiaries is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.

(d)     Each of the Companies and the Subsidiaries has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402).

(e)     There is no Encumbrance for any Tax upon any asset or property of any of the Companies or the Subsidiaries, except for any statutory lien for any Tax not yet due.

(f)     No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Companies, threatened with regard to any of the Companies or the Subsidiaries, any Company Tax or any Company Tax Return.

(g)     The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived.

(h)     Any material assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable Law.

(i)     (i)     No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)     None of the Companies or the Subsidiaries is a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Entity relating to any of the Companies or the Subsidiaries, any Company Tax or any Company Tax Return has been requested or received by any of the Companies or the Subsidiaries.

(k)     None of the Companies or the Subsidiaries is a party to any Contract that (i) results or could reasonably be expected to result in any amount that is not deductible under Code Section 280G or Code Section 404, or any similar provision of applicable Law or (ii) is or could reasonably be expected to become subject to Code Section 409A or any similar provision of applicable Law.

(l)     None of the Companies or the Subsidiaries has any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(m)     No asset of any of the Companies or the Subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(n)     None of the Companies, the Subsidiaries or the Surviving Corporation is or will be required to include any item of income in, or exclude any item of deduction from, federal taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(o)     None of the Companies or the Subsidiaries is or has been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p)     None of the Companies or the Subsidiaries has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(q)     None of the Companies or the Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

(r)     No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to any of the Companies or the Subsidiaries.

(s)     Iasta has been a validly electing S corporation within the meaning of Code Section 1361(a)(1) for U.S. federal income tax purposes, and any similar provision of state or local Law, at all times during its existence, and Iasta will be an S corporation up to the effective date of the Merger.

(t)     Iasta has never owned an interest in a subsidiary treated as a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

(u)     None of the Companies or the Subsidiaries owns or has owned an interest in any entity that is a “passive foreign investment company” within the meaning of Code Section 1297.

(v)     None of the Companies or the Subsidiaries has had, or will have, any items of income that could constitute subpart F income within the meaning of Code Section 952. No Subsidiary that is a “controlled foreign corporation” as defined in the Code owns (directly or indirectly) an “investment in United States property” for purposes of Code Section 956.

(w)     Iasta Export Corporation is and at all times during its existence has been a validly electing domestic international sales corporation (“DISC”) within the meaning of Code Section 992.

(x)     Iasta Export Corporation does not have and will not have any undistributed previously taxed income or accumulated DISC income within the meaning of Code Section 996 as of the effective date of the Merger.

Section 3.14     Title to Properties; Sufficiency of Assets.

(a)     Except as set forth on Section 3.14 of the Company Disclosure Schedule, each of the Companies and the Subsidiaries has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which it owns or leases, and such assets and properties are owned or leased by it free and clear of all Encumbrances. Section 3.14 of the Company Disclosure Schedule contains a complete and correct list of all real property leased by each of the Companies and the Subsidiaries. None of the Companies or the Subsidiaries owns or has ever owned any real property. True, correct and complete copies of all lease agreements, including all amendments and modifications thereto, for all leased real property (the “Leases”) have been made available to Parent. All rents due under the Leases have been paid. Each of the Companies and the Subsidiaries enjoys undisturbed possession of its leased real properties and is in compliance with the terms of the Leases, and all Leases are in full force and effect. Each Lease constitutes the valid, legally binding and enforceable obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Companies, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. No party to any Lease has given written notice to any of the Companies or the Subsidiaries or made a claim in writing against any of the Companies or the Subsidiaries in respect of any breach or default thereunder.

(b)     All tangible personal property owned or leased by each of the Companies and the Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable for the uses for which it is being used. The Companies’ and the Subsidiaries’ assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct their respective businesses following the Closing Date in substantially the same manner as is currently conducted.

Section 3.15     Intellectual Property.

(a)     Section 3.15(a) of the Company Disclosure Schedule identifies all Intellectual Property (other than (i) widely available, commercial off-the-shelf third-party Software licensed to any of the Companies or the Subsidiaries on a non-exclusive basis or (ii) any open source Software) licensed to any of the Companies or the Subsidiaries (the “Licensed Intellectual Property”). Each of the licenses related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Companies, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. None of the Companies or the Subsidiaries is, and, to the Knowledge of the Companies, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.

(b)     All Intellectual Property owned by each of the Companies and the Subsidiaries is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property.” Section 3.15(b) of the Company Disclosure Schedule identifies all of the following Owned Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding Internet domain names), the registration number related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), and the countries of filing; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; and (iv) registered Internet domain names. All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth on Section 3.15(b) of the Company Disclosure Schedule, is valid and in full force and effect. To the Knowledge of the Companies, all of the other rights within the Company Intellectual Property are valid and subsisting. All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded. None of the Companies or the Subsidiaries has filed an application to register any new Trademark that was not previously registered.

(c)     Each of the Companies and the Subsidiaries owns and has good and valid title to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Encumbrances. The Company Intellectual Property is sufficient for the Companies and the Subsidiaries to conduct their respective businesses as such businesses are currently being conducted. None of the execution or delivery of any of the Transaction Documents by either Company, the performance by either Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by either Company will result in the release, disclosure or delivery of any Company Intellectual Property, or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property (except to the Surviving Corporation in connection with the Merger), or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property.

(d)     Section 3.15(d) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license by any of the Companies or the Subsidiaries under, or otherwise has received or acquired from, any of the Companies or the Subsidiaries any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property.

(e)     Each of the Companies and the Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of its confidential or proprietary Company Intellectual Property and to protect the full value of the Owned Intellectual Property.

(f)     No current or former shareholder, officer, director, consultant, employee or vendor of any of the Companies or the Subsidiaries has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g)     To the Knowledge of the Companies, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of any of the Companies or the Subsidiaries.

(h)     None of the Companies or the Subsidiaries has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Companies, none of the Companies or the Subsidiaries is infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Companies, threatened against any of the Companies or the Subsidiaries with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

(i)     A complete list of the proprietary software of each of the Companies and the Subsidiaries is set forth in Section 3.15(i) of the Company Disclosure Schedule.

Section 3.16     Insurance. Each of the Companies and the Subsidiaries maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the businesses of the Companies and the Subsidiaries as currently conducted. Set forth on Section 3.16 of the Company Disclosure Schedule is a listing of each insurance policy maintained by any of the Companies or the Subsidiaries and a description of all material claims under any insurance policy maintained by any of the Companies or the Subsidiaries at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.

Section 3.17     Environmental Matters. Notwithstanding anything to the contrary in this Section 3.17, all representations and warranties in this Section 3.17 relating to any activities, business or operations of any Person other than the Companies and the Subsidiaries at any real property currently or formerly leased by any of the Companies or the Subsidiaries (including the lessor of any such property) are made to the Knowledge of the Companies:

(a)     [Reserved]

(b)     There are no environmental conditions, including, without limitation, the presence or release of any Hazardous Materials, on any property currently or formerly leased by any of the Companies or the Subsidiaries or any of their respective predecessors (i) relating to, arising out of, or resulting from any failure to comply with any applicable Environmental Law or Environmental Permit or from a release or threatened release of any Hazardous Materials or (ii) which require cleanup or remediation pursuant to any Environmental Law.

(c)     None of the Companies or the Subsidiaries has any material liability under any Environmental Law or is responsible for any material liability of any other Person under any Environmental Law, whether by Contract, by operation of law or otherwise

(d)     None of the Companies or the Subsidiaries has received any written information request, notice or other communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Companies, threatened against any of the Companies or the Subsidiaries, relating to any violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials or Environmental Permit, including, without limitation, (i) any claim by a Governmental Entity for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other action, damages, fines or penalties pursuant to any Environmental Law, and (ii) any claim by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from or relating to a release of any Hazardous Materials or alleged injury or threat of injury to health, safety, property, natural resources or the environment.

(e)     There is not located at any property currently or formerly leased by any of the Companies or the Subsidiaries or any of their respective predecessors any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) mold, in each case except in compliance in all material respects with applicable Environmental Laws.

(f)     The Companies have made available to Parent true, complete and correct copies of all material records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring which, to the Knowledge of the Companies, are in their possession or control concerning the existence of any Hazardous Materials or any other environmental concern at any property currently or formerly owned, operated or leased by any of the Companies or the Subsidiaries or concerning compliance by any of the Companies or the Subsidiaries with, or liability under, any Environmental Law.

(g)     For purposes of this Section 3.17, the following terms shall have the following meanings:

(i)      “Environmental Laws” means all foreign, federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.

(ii)     “Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.

Section 3.18     Employee and Labor Matters. None of the Companies or the Subsidiaries is a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by any of the Companies or the Subsidiaries, and, to the Knowledge of the Companies, there are no activities or proceedings of any labor union to organize any of the employees of any of the Companies or the Subsidiaries. Except as set forth in Section 3.18 of the Company Disclosure Schedule, (a) each of the Companies and the Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to any of the Companies or the Subsidiaries pending, or to the Knowledge of the Companies, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Companies, threatened against or involving any of the Companies or the Subsidiaries currently or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of any of the Companies or the Subsidiaries have been duly and adequately accrued on the accounting records of the Companies and the Subsidiaries. Except to the extent a failure to correctly characterize or treat would not result in material liability to any of the Companies or the Subsidiaries, all individuals characterized and treated by any of the Companies or the Subsidiaries as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. Except to the extent a failure to correctly classify would not result in material liability to any of the Companies or the Subsidiaries, all employees of any of the Companies or the Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

Section 3.19     Employee Plans.

(a)     Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:

(i)     all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), with respect to which any of the Companies or the Subsidiaries has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii)     all current directors, Officers and employees of each of the Companies and the Subsidiaries; and

(iii)     all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which any of the Companies or the Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of any of the Companies or the Subsidiaries (the “Employee Arrangements”).

(b)     [Reserved]

(c)     None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and none of the Companies or the Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any such plans.

(d)     The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the Internal Revenue Service (“IRS”) with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(e)     All contributions and other payments required to have been made by any of the Companies or the Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f)     The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws.

(g)     There are no pending or, to the Knowledge of the Companies, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the Knowledge of the Companies, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

(h)     None of the Companies or the Subsidiaries has any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(i)     None of the assets of any Benefit Plan is stock of any of the Companies or the Subsidiaries.

(j)     Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of any of the Companies or the Subsidiaries, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(k)     Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.

(l)     The Companies have made available to Parent a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of any of the Companies or the Subsidiaries: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

Section 3.20     Brokers and Finders. Neither of the Companies nor any of their respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Parent or Merger Sub would be liable.

Section 3.21     Shareholder Vote Required. The affirmative votes of (a) the holders of a majority of the outstanding shares of the Iasta Common Stock and (b) the holders of a majority of the outstanding shares of the Iasta Resources Common Stock are the only votes of the holders of such stock necessary to approve and adopt this Agreement and the Contemplated Transactions.

Section 3.22     Absence of Questionable Payments. None of the Companies or the Subsidiaries or, to the Knowledge of the Companies, any director, Officer, employee, consultant or other Person acting on behalf of any of the Companies or the Subsidiaries has (a) used any corporate funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures of corporate funds relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded corporate funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law. None of the Companies or the Subsidiaries or, to the Knowledge of the Companies, any director, Officer, employee, consultant or other Person acting on behalf of any of the Companies or the Subsidiaries has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for any of the Companies or the Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

Section 3.23     Reserved.

Section 3.24     Bank Accounts; Powers of Attorney. Section 3.24 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which any of the Companies or the Subsidiaries maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from any of the Companies or the Subsidiaries, true, complete and correct copies of which have been made available to Parent.

Section 3.25     Customers and Suppliers. There are no material disputes between any of the Companies or the Subsidiaries, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of any of the Companies or the Subsidiaries. Since January 1, 2013, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified any of the Companies or the Subsidiaries in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with any of the Companies or the Subsidiaries.

Section 3.26     Accounts Receivable. Except as set forth in Section 3.26 of the Company Disclosure Schedule, all accounts receivable of each of the Companies and the Subsidiaries have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable and are collectible in the ordinary course of business and not subject to set-off or counterclaim. Any allowances that the Companies and the Subsidiaries have established for doubtful accounts have been established on a basis consistent with their prior practice and in accordance with GAAP.

Section 3.27     Certain Transactions. Except as set forth on Section 3.27 of the Company Disclosure Schedule, none of the Shareholders, Officers or directors of any of the Companies or the Subsidiaries, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with any of the Companies or the Subsidiaries, including without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of any of the Companies or the Subsidiaries or any organization that has a Material Contract with any of the Companies or the Subsidiaries.

Section 3.28     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in the following Article IV, no Company, Subsidiary, Shareholder or any other Person makes any representations or warranties, and the Companies, the Subsidiaries and the Shareholders hereby disclaim any other representations or warranties, whether made by any of them or any Officer, director, employee, agent or representative of the Companies, the Subsidiaries, the Shareholders or any other Person, with respect to this Agreement or the transactions contemplated hereby. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Parent Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as set forth in the Company Disclosure Schedule, each Shareholder hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 4.1     Ownership of Shares. Such Shareholder owns the number of shares of Company Common Stock set forth next to his name on Section 3.2 of the Company Disclosure Schedule free and clear of all Encumbrances and, as a result of the Merger, Parent will acquire good, valid and marketable title to such shares of Company Common Stock free and clear of all Encumbrances, other than those that may be created or incurred by Parent. Except as set forth in Section 4.1 of the Company Disclosure Schedule, such Shareholder has not granted any power of attorney with respect to any shares of Company Common Stock owned by him.

Section 4.2     Authority Relative to this Agreement. Such Shareholder has all requisite right, power and authority to execute and deliver the Transaction Documents to which he is a party, to perform his obligations thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which he is a party will be, duly and validly executed and delivered by such Shareholder and, assuming this Agreement has been, and each of the other Transaction Documents to which he is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which he is a party will constitute, a legal, valid and binding obligation of such Shareholder, enforceable against him in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles.

Section 4.3     Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by such Shareholder, the performance by such Shareholder of any of his obligations thereunder, or the consummation of any of the Contemplated Transactions by such Shareholder will (a) require him to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, (b) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of such Shareholder pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which such Shareholder or any of his properties or assets is bound, or (c) violate any Law of any Governmental Entity applicable to such Shareholder or by which such Shareholder or any of his properties or assets is bound.

Section 4.4     Litigation. There is no action, suit or proceeding pending or, to the Knowledge of such Shareholder, threatened against such Shareholder by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 4.5     Brokers and Finders. Such Shareholder has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Parent, Merger Sub or any of the Companies or the Subsidiaries would be liable.

Section 4.6     Investment Representations.

(a)     Offering Exemption. Such Shareholder understands that the shares of Parent Common Stock to be acquired by him pursuant to the Merger (such shares of Parent Common Stock, the “Merger Shares”) have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such Merger Shares are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Such Shareholder is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(b)     Knowledge and Experience; Ability to Bear Economic Risks. Such Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and he is able to bear the economic risk of this investment in the Merger Shares (including a complete loss of his investment).

(c)     Limitations on Disposition. Such Shareholder understands that he must bear the economic risk of his investment in the Merger Shares indefinitely unless the Merger Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Merger Shares is qualified under applicable state securities Laws or an exemption from such qualification is available. Such Shareholder further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow such Shareholder to Transfer any or all of his interest in the Merger Shares in the amounts or at the times such Shareholder might propose.

(d)     Investment Purpose. Such Shareholder is acquiring his interest in the Merger Shares solely for such Shareholder’s own account for investment and not with a view toward the resale, Transfer or distribution thereof, nor with any present intention of Transferring or distributing his interest in the Merger Shares.

(e)     Restrictive Legend. Such Shareholder understands and acknowledges that the Merger Shares are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing his Merger Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Except as set forth in Parent’s disclosure schedule provided herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Companies and the Shareholders, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 5.1     Corporate Organization, Etc. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each of Parent and Merger Sub is qualified to do business as a foreign corporation and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Parent Material Adverse Effect. Without limiting the foregoing, Merger Sub will be qualified to do business as a foreign corporation in Indiana as of the Closing Date. True and complete copies of the organizational and governing documents of Parent and Merger Sub as presently in effect have been heretofore made available to the Companies. Neither Parent nor Merger Sub is in violation of any term or provision of its organizational or governing documents. Merger Sub is a direct wholly owned subsidiary of Parent.

Section 5.2     Capitalization. The authorized shares of capital stock of Parent consists of (a) 150,000,000 shares of Parent Common Stock, of which 5,474,067 shares were outstanding as of May 28, 2014 and (b) 10,000,000 shares of preferred stock, of which no shares were outstanding as of the date hereof. Except for Parent Common Stock issued upon exercise of options or warrants, no shares of Parent Common Stock have been issued between May 28, 2014 and the date hereof. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws. As of the date hereof, except for warrants to purchase an aggregate of 449,880 shares of Parent Common Stock and 2,258,000 shares of Parent Common Stock reserved for issuance upon the exercise of stock options that have been granted or may be granted in the future (including in connection with the Contemplated Transactions), there are no outstanding (i) securities convertible into or exchangeable for capital stock of Parent, (ii) options, warrants or other rights to purchase or subscribe for capital stock of Parent, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Parent, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Parent is subject or bound.

Section 5.3     Authority Relative to this Agreement. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions, including, without limitation, the Merger and the issuance of the Closing Equity Payment, have been duly and validly authorized by all required corporate or other action on the part of each of Parent and Merger Sub, and no other corporate or other proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. Parent, in its capacity as sole stockholder of Merger Sub, has approved this Agreement and the Contemplated Transactions, as required by the DGCL. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles. The Closing Equity Payment has been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, issued free from preemptive rights, free and clear of all Encumbrances (other than those created or incurred by any Shareholder) and in compliance with applicable U.S. state and federal securities Laws.

Section 5.4     Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by Parent or Merger Sub, the performance by Parent or Merger Sub of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by Parent or Merger Sub will (a) violate any provision of the organizational or governing documents of Parent or Merger Sub, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications which are listed in Section 5.4 of the Parent Disclosure Schedule (the “Parent Consents”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets is bound, (d) violate any Law of any Governmental Entity applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets is bound or (e) require Parent to obtain the approval of any holders of any of its capital stock by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent and Merger Sub to consummate the Merger and the Contemplated Transactions, including, without limitation, the issuance of the Closing Equity Payment.

Section 5.5     Litigation. There is no material action, suit, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties by or before any Governmental Entity. Neither Parent nor Merger Sub is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit or proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 5.6     Brokers and Finders. Neither Parent nor Merger Sub has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which any of the Companies or the Shareholders would be liable.

Section 5.7     Sufficient Funds. Parent will have sufficient funds to pay the Closing Cash Payment and consummate the Contemplated Transactions at the Closing. Parent’s and Merger Sub’s obligations hereunder are not contingent upon procuring any financing.

Section 5.8     Solvency. Assuming (a) that the Companies and the Subsidiaries are Solvent immediately prior to the Effective Time, (b) the accuracy and completeness of the representations and warranties of the Companies set forth in Article III and the Shareholders in Article IV, and (c) that the Company Financials fairly present in all material respects the financial condition of the Companies and the Subsidiaries as of the end of the periods covered thereby and the results of operations of the Companies and the Subsidiaries for the periods covered thereby, and after giving effect to the transactions contemplated hereby, including the payment of the Merger Consideration, each of Parent and Merger Sub will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person means that, as of the applicable date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 5.9     Investigation. Each of Parent and Merger Sub acknowledges that (a) it has made such independent investigation, examination, analysis and verification of the business, assets, financial condition, operations and liabilities of the Companies, and has been offered the opportunity to ask such questions of appropriate representatives of the Companies relating to the foregoing, as it deems appropriate to enter into the transactions contemplated hereby, and (b) except for the representations and warranties of the Companies and the Shareholders in this Agreement, it is not relying on any representation or warranty by the Companies or any other Person in entering into this Agreement (and will not rely on any other representation or warranty in effecting the Closing). Each of Parent and Merger Sub acknowledges that neither of the Companies nor any other Person has made any representation or warranty as to the future prospects (financial or otherwise), profitability, sales levels or independent operation of the Companies or the Subsidiaries in this Agreement, except as otherwise expressly set forth herein. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Parent Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

Section 5.10     SEC Filings; Financial Statements.

(a)     Parent has filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2012 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act or the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading. To the extent required by the Securities Act or the Exchange Act, Parent has amended or updated each SEC Report to correct any untrue statements of material fact or omissions of statements of material facts.

(b)     Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Parent Financials”) fairly presents in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of Parent and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited interim statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(c)     Except (i) to the extent set forth, disclosed in, provided for, reflected in or otherwise described in the balance sheet of Parent included in the SEC Report last filed prior to the date hereof, (ii) incurred in the ordinary course of business since the date of the last balance sheet referred to in the preceding clause (i), or (iii) for liabilities incurred in connection with this Agreement, any of the Contemplated Transactions or any financing to be obtained by Parent in connection therewith, Parent does not have any liabilities or obligations that have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11     Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or any of the Contemplated Transactions, since December 31, 2013, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12     No Merger Sub Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the Contemplated Transactions. Merger Sub has no subsidiaries.

Section 5.13     No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Parent, Merger Sub nor any other Person makes any representations or warranties, and Parent and Merger Sub hereby disclaim any other representations or warranties, whether made by any of them or any officer, director, employee, agent or representative of Parent, Merger Sub or any other Person, with respect to this Agreement or the transactions contemplated hereby. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Shareholder Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

ARTICLE VI
COVENANTS

Section 6.1     Conduct of the Business of the Companies Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of Parent (which may not be unreasonably withheld, delayed or conditioned), during the period between the date of this Agreement and the Effective Time, each of the Companies will, and will cause each of the Subsidiaries to, conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organization, to keep available the services of its officers, employees, consultants and contractors and to maintain its business relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it. Without limiting the generality of the foregoing, each of the Companies will not, and will cause each of the Subsidiaries not to, prior to the Effective Time, without the prior written consent of Parent (which may not be unreasonably withheld, delayed or conditioned):

(a)     issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional shares of capital stock, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any shares of capital stock outstanding on the date hereof;

(b)     split, combine or reclassify any shares of its capital stock;

(c)     declare or pay any dividend or distribution to any Shareholder;

(d)     redeem, purchase or otherwise acquire any outstanding shares of capital stock;

(e)     propose or adopt any amendment to any of its organizational or governing documents;

(f)     (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber shares of its capital stock; or (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

(g)     (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, Officers, employees, consultants or contractors, except for increases to employees (other than Officers), consultants or contractors made in the ordinary course of business, (ii) except as set forth in Section 6.1(g) of the Company Disclosure Schedule, pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any director, officer, employee, consultant or contractor, whether past or present, or (iii) except as set forth on Section 6.1(g) of the Company Disclosure Schedule, adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement, other than, with respect to Employee Arrangements, in the ordinary course of business; provided, that the agreement with Sean Delaney set forth in Section 6.1(g) of the Company Disclosure Schedule must contain non-competition and non-solicitation provisions that are reasonably acceptable to Parent and that are subject to Parent’s prior written approval;

(h)     acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business;

(i)     acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;

(j)     settle or compromise any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim;

(k)     fail to comply in any material respect with any Law or Permit applicable to it or any of its assets or allow any Permit to lapse;

(l)     sell, dispose of, or permit to lapse, or, other than in the ordinary course of business, license, any rights to any material Intellectual Property;

(m)     change any of its banking or safe deposit arrangements;

(n)     fail to maintain its books, accounts and records in the ordinary course on a basis consistent with prior years or make any change in the accounting principles, methods or practices used by it;

(o)     amend, modify, waive any material provision of or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract, in each case other than in the ordinary course of business;

(p)      make any capital expenditures in excess of $25,000 in the aggregate;

(q)     satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business;

(r)     (i) fail to timely file any Tax Return that is due, (ii) file any amended Tax Return or claim for refund, (iii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iv) make any Tax election, or (v) settle or compromise any Tax liability; or

(s)     take or agree in writing to take any of the actions described in this Section 6.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect in any material respect.

Section 6.2     Access to Information. From the date of this Agreement to the Effective Time, the Companies will (a) give Parent and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Companies and the Subsidiaries, (b) permit Parent and its authorized Representatives to make such inspections thereof as Parent may reasonably request and (c) cause the Officers and employees of the Companies and the Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and operations of the Companies and the Subsidiaries as Parent may from time to time reasonably request; provided, however, that all access under this Section 6.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Companies and the Subsidiaries; provided, further, that Parent and its authorized Representatives may not interact with any personnel of the Companies except the Principal Shareholders without the prior consent of the Companies. All such information and access shall be subject to the terms and conditions of the Mutual Confidential Disclosure Agreement, dated February 13, 2014, between Parent and Iasta (the “Confidentiality Agreement”). No investigation under this Section 6.2 shall affect or be deemed to modify any of the representations or warranties made by any of the Companies or the Shareholders in this Agreement.

Section 6.3     Disclosure Supplements. From time to time prior to the Effective Time, the Companies will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or of which either of the Companies becomes aware after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in the Company Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, provided, (a) that if Parent has the right to, but does not elect to, terminate this Agreement under Section 9.4 as a result of any matter disclosed in a Schedule Supplement, then Parent shall be deemed to have irrevocably waived its right to indemnification under Section 7.3 with respect to such matter and (b) only for purposes of determining the satisfaction of the conditions in Sections 8.2(a) and (b), the disclosures in any Schedule Supplement will be deemed incorporated into the Company Disclosure Schedules.

Section 6.4     Consents and Approvals. Each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person or Governmental Entity to obtain any consents, waivers, approvals, exemptions, licenses or authorizations.

Section 6.5     Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions.

Section 6.6     Further Assurances.

(a)     Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, each of Parent, Merger Sub, the Companies and the Shareholders will cooperate in all respects with each other and use his or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person (other than its Representatives) in connection with the foregoing.

(b)     The Companies and the Shareholders will use their commercially reasonable efforts to have employees of the Companies and the Subsidiaries identified by Parent execute and deliver to Parent a non-competition and non-solicitation agreement, containing restrictions similar to those set forth in Section 7.5(a) and (b) of this Agreement, provision for injunctive relief and indemnification for breaches of such agreement and otherwise containing Parent’s customary terms and conditions. In addition, each of the Minority Shareholders will, and the Companies and the Shareholders will use their commercially reasonable efforts to have other employees of the Companies and the Subsidiaries identified by Parent on or before the Closing Date, execute and deliver to Parent a confidentiality and assignment of inventions agreement containing Parent’s customary terms and conditions, a copy of which has been provided to each of the Shareholders before the date hereof. Notwithstanding the foregoing, in no event is any Company or Shareholder required to make any payment to employees of the Companies and the Subsidiaries in connection with the foregoing.

(c)     Parent shall not take any action or permit any of its subsidiaries to take any action that would cause the Merger to fail to qualify as a reorganization pursuant to Code Section 368(a) and 368(a)(2)(D).

Section 6.7     Appointments. As of the Effective Time, Parent and Merger Sub, as applicable, shall cause the individuals listed as directors and officers in Section 1.5 of the Parent Disclosure Schedule to be elected or appointed to the positions set forth therein.

Section 6.8     Conduct of the Business of Parent Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of the Companies (which may not be unreasonably withheld, delayed or conditioned), during the period between the date of this Agreement and the Effective Time, Parent covenants and agrees that it shall not (a) amend its certificate of incorporation or bylaws or equivalent organizational documents in a manner materially adverse to the Shareholders, except that, for the avoidance of doubt, the foregoing will not prevent Parent from amending its certificate of incorporation (without such consent) in connection with obtaining any financing for any of the Contemplated Transactions, so long as such amendment is limited to the authorization of the issuance of securities having material terms that are substantially similar to securities previously issued by Parent as described in that Certificate of Designations, Preferences and Rights dated January 23, 2014; or (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any of its capital stock, other than dividends or distributions payable by a directly or indirectly wholly owned subsidiary of Parent to Parent or to another directly or indirectly wholly owned subsidiary of Parent.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1     Acquisition Proposals. Neither the Companies nor the Shareholders will, nor will any of them authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of any of the Companies, the Subsidiaries or the Shareholders acting on any of their behalf to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, each of the Companies and the Shareholders will, and will cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform Parent of the receipt of any subsequent Acquisition Proposal. Each of the Companies and the Shareholders will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.1 of the obligations undertaken in this Section 7.1. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving any of the Companies or the Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of shares of capital stock or other equity interests or securities, (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or any material portion of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 7.2     Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Companies and the Shareholders, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Merger, and will not issue any such press release or make any such public statement without the prior written consent of the other party (which may be given by the Shareholders’ Agent on behalf of the Shareholders); provided, however, that (a) following the execution of this Agreement, Parent shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the Contemplated Transactions and the content thereof (provided, however, that Parent shall consult with and consider any comments from the Shareholders’ Agent regarding the content of any such announcement) and (if Parent so chooses, in its sole discretion) may issue such public announcement, and (b) any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity or any listing agreement with a public securities exchange, in which case the disclosing party will (i) consult with the other parties hereto prior to such disclosure, and (ii) seek confidential treatment for such portions of such disclosure as are reasonably requested by any other party hereto.

Section 7.3     Indemnification.

(a)     Indemnification by the Shareholders. Subject to the other terms of this Section 7.3, the Principal Shareholders will, jointly and severally, and the Minority Shareholders will, severally but not jointly, defend, indemnify and hold harmless Parent, Merger Sub, the Surviving Corporation and each of their respective Representatives (collectively, the “Parent Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Parent Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by any of the Companies or the Shareholders in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by any of the Companies or the Shareholders in this Agreement, or (iii) any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding (A) any Taxes incurred by failure of the Merger to qualify as a reorganization pursuant to Code Section 368(a) and Code Section 368(a)(2)(D) to the extent such failure was not caused by any action or omission on the part of any Shareholder, and (B) 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. “Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.

(b)     Indemnification by Parent. Subject to the other terms of this Section 7.3, Parent will defend, indemnify and hold harmless the Shareholders and each of their respective Representatives (collectively, the “Shareholder Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Shareholder Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by Parent or Merger Sub in this Agreement, or (ii) any breach of or failure to comply with any covenant or agreement made by Parent or Merger Sub in this Agreement.

(c)     Indemnification Procedure.

(i)     The Person seeking indemnification under this Section 7.3 (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under Section 7.3(a), such notice shall be given to the Shareholders’ Agent) of any third-party claim which may give rise to any indemnity obligation under this Section 7.3, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within 10 days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.

(ii)     If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within 20 days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Entity, by a settlement of the indemnification claim in accordance with Section 7.3(c)(i) or by agreement of the Indemnified Party and the Indemnifying Party (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 7.3(b), Parent will pay to the Shareholder Indemnified Party promptly following such Resolution an amount equal to the Losses of such Shareholder Indemnified Party as set forth in such Resolution, or (B) in the case of indemnification under Section 7.3(a), Parent will deliver evidence of such Resolution to the Escrow Agent and the Shareholders’ Agent, whereupon the Escrow Agent will deliver to the Parent Indemnified Party an amount from the Escrow Amount equal to the Losses of such Parent Indemnified Party as set forth in such Resolution. The amount of the Escrow Amount delivered to the Parent Indemnified Party in accordance with the immediately preceding sentence and the Escrow Agreement will reduce the Closing Cash Payment on a pro rata basis among the Shareholders determined in accordance with the allocation of the Closing Cash Payment set forth in Section 2.1(b) of the Company Disclosure Schedule. Except as otherwise specifically provided in Section 7.3(d), the termination of the Escrow Agreement or the depletion of the Escrow Amount will not serve as a bar to recovery by the Parent Indemnified Parties from the Shareholders of any indemnifiable Losses, and the Parent Indemnified Parties will be entitled to look directly to the Shareholders for any Losses in excess of the Escrow Amount held by the Escrow Agent, and such Losses will be the obligations of the Shareholders as provided in Section 7.3(a) and will be paid to the applicable Parent Indemnified Party promptly following such Resolution.

(d)     Limitations.

(i)     The foregoing indemnification obligations will survive the consummation of the Merger until the eighteen (18)-month anniversary of the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.13, 3.19, 3.20, 3.21, 4.1, 4.2, 4.3, 4.5, 4.6, 5.1, 5.2, 5.3, 5.4, 5.6 and the first sentence of Section 3.14(a) (collectively, the “Fundamental Representations”) will survive until the expiration of the applicable statute of limitations, including any extensions thereof, or, if no statute of limitations is applicable thereto, for a period of six (6) years after the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.

(ii)     Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 7.3(d)(ii)), the Shareholders will have no liability to the Parent Indemnified Parties for indemnification claims brought under Section 7.3(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Parent Indemnified Parties will be entitled to recover all such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

(iii)     (A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of the Shareholders for any and all Losses in respect of indemnification claims brought under Section 7.3(a)(i) shall be limited to an amount equal to $1,400,000 (the “Representations Claims Cap”), and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of the Shareholders for any and all Losses in respect of indemnification claims brought under Section 7.3(a) shall be limited to an amount equal to the sum of (I) $7,000,000 plus (II) the value of the Closing Equity Payment, determined by multiplying the 1,000,000 Merger Shares by the average of the closing prices of the Parent Common Stock on the Nasdaq Stock Market for the 20-day trading period ended on the date hereof (the “Aggregate Claims Cap”).

(iv)     Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 7.3(d)(iv)), Parent will have no liability to the Shareholder Indemnified Parties for indemnification claims brought under Section 7.3(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Shareholder Indemnified Parties will be entitled to recover all such amounts in excess of $50,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

(v)     (A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of Parent for any and all Losses in respect of indemnification claims brought under Section 7.3(b)(i) shall be limited to an amount equal to the Representations Claims Cap, and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of Parent for any and all Losses in respect of indemnification claims brought under Section 7.3(b) shall be limited to an amount equal to the Aggregate Claims Cap.

(vi)     The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable or being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement, except that, in such event, an Indemnified Party will not be entitled to indemnification with respect to any inaccuracy or breach of any representation, warranty, covenant or agreement that would result in the failure of a condition set forth in Article VIII if (i) the Indemnifying Party provided notice under Section 7.4 with respect to such inaccuracy or breach and (ii) the failure of such condition provides the Indemnified Party the right to terminate this Agreement under Article IX (without regard to notices or cure periods) or the ability to not consummate the transactions contemplated hereby.

(vii)     [Reserved]

(viii)     Notwithstanding anything to the contrary contained in the foregoing, the Minority Shareholders’ liability with respect to indemnification claims under Section 7.3(a) shall be several, not joint, based upon the pro rata share of the Merger Consideration to be received by each of the Minority Shareholders as set forth on Section 2.1(b) of the Company Disclosure Schedule, as further adjusted by Section 2.2, if applicable.

(ix)     Notwithstanding anything to the contrary contained in this Section 7.3, the other Shareholders shall not be liable for any liability with respect to indemnification claims related solely to the inaccuracy or breach by an individual Shareholder of any of his representations or warranties under Article IV or covenants under Section 7.5, and the Shareholder responsible for such inaccuracy or breach will be liable for the full amount of the related indemnification claims, subject to the other limitations set forth in this Section 7.3(d).

(x)     In calculating the amount of Losses recoverable pursuant to this Section 7.3, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnifying Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

(xi)     Notwithstanding anything in this Agreement to the contrary, no Shareholder shall be liable to any Parent Indemnified Party, and Parent shall not be liable to any Shareholder Indemnified Party, for any punitive damages.

(xii)     Following the Closing Date, the sole and exclusive remedy of the Parent Indemnified Parties and the Shareholder Indemnified Parties with respect to any and all claims relating to this Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule or any of the certificates delivered pursuant to Section 8.2(d) or Section 8.3(d) shall be indemnification in accordance with this Section 7.3, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation or a breach of any of the covenants set forth in Section 7.5, and provided that any claims under the Escrow Agreement, the Registration Rights Agreement or any of the Employment Agreements shall not be limited by this section and shall be subject to any applicable remedies thereunder. Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 7.3.

(e)     The parties to this Agreement agree to treat any indemnity payment made pursuant to Section 7.3 as an adjustment to the aggregate Merger Consideration for federal, state, local and foreign income tax purposes.

Section 7.4     Notification of Certain Matters. From the date of this Agreement to the Effective Time, the Companies or the Shareholders’ Agent (on behalf of the applicable Shareholder(s)), as applicable, will give prompt notice to Parent, and Parent will give prompt notice to the Companies and the Shareholders’ Agent, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (b) any failure of either Company, any Shareholder, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions, (d) in the case of the Companies, any facts or circumstances that could reasonably be expected to result in a Company Material Adverse Effect, or (e) in the case of Parent, any facts or circumstances that could reasonably be expected to result in a Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 7.4 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

Section 7.5     Non-Competition. As a material inducement to Parent’s consummation of the Contemplated Transactions, including, without limitation, Parent’s acquisition of the goodwill associated with the business of the Companies and the Subsidiaries, each of the Principal Shareholders (and not the Minority Shareholders) agrees as follows:

(a)     Such Principal Shareholder will not, for a period of two (2) years following the Closing Date (computed by excluding from such computation any time during which such Principal Shareholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.5(a)) (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business that competes with the business of any of the Companies, the Subsidiaries or the Surviving Corporation (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Closing Date make any use of any Company Intellectual Property other than in connection with the business of any of the Companies, the Subsidiaries or the Surviving Corporation. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than two percent (2%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any capital stock of Parent.

(b)     Such Principal Shareholder will not, for a period of two (2) years following the Closing Date (computed by excluding from such computation any time during which such Principal Shareholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.5(b)), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with the employment or consulting relationship of, any Person who is an employee or consultant of any of Parent, the Companies, the Subsidiaries, the Surviving Corporation or any of Parent’s other subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with such Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business. For purposes of this Section 7.5(b), a Person shall be deemed to be an employee, consultant or customer of any Restricted Entity if any such relationship existed or exists at any time (A) during the thirty (30) days prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status one year after the termination of any such relationship.

(c)     Such Principal Shareholder agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, Parent’s acquisition of the goodwill associated with the business of the Companies and the Subsidiaries. If a judicial or arbitral determination is made that any provision of this Section 7.5 constitutes an unreasonable or otherwise unenforceable restriction against a Principal Shareholder, then the provisions of this Section 7.5 shall be rendered void with respect to such Principal Shareholder only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 7.5 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 7.5 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 7.5 is determined not to be specifically enforceable, Parent may be entitled to recover monetary damages as a result of the breach of such agreement.

(d)     Such Principal Shareholder acknowledges that he has carefully read and considered the provisions of this Section 7.5. Such Principal Shareholder acknowledges that he has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 7.5. Such Principal Shareholder also acknowledges and understands that these restrictions are reasonably necessary to protect interests of Parent, including, without limitation, protection of the goodwill acquired, and such Principal Shareholder acknowledges that such restrictions will not prevent him from conducting businesses that are not included in the restricted business set forth in this Section 7.5 during the periods covered by the restrictive covenants set forth in this Section 7.5. Such Principal Shareholder also acknowledges that the Contemplated Transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 7.5.

Section 7.6     Employee Matters.

(a)     Parent hereby agrees that it shall, or it shall cause the Surviving Corporation to, offer employment to each employee of the Companies and the Subsidiaries as of the Effective Time (each, an “Employee”) at substantially the same level of compensation and employee benefits (other than equity incentive arrangements) that were provided to each such Employee immediately prior to the Effective Time.

(b)     Parent shall reserve a total of 250,000 shares of Parent Common Stock underlying options to be granted to employees of the Companies. The options will be granted on or promptly following the Closing Date in accordance with an option schedule agreed to in writing by Parent and the Companies prior to Closing. Parent agrees that it will file a Form S-8 registration statement on or prior to the Business Day immediately preceding the first date on which any option granted to the employees hereunder or to the Principal Shareholders in connection with their Employment Agreements vests.

(c)     Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s, the Surviving Corporation’s, either Company’s or either Subsidiary’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as Parent otherwise satisfies its obligations under this Section 7.6, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 7.7     Tax Covenants.

(a)     To the extent permitted under applicable Law, the Companies and the Shareholders shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.

(b)     To the extent not filed prior hereto, the Shareholders’ Agent will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Companies, each Company Tax Return for each Pre-Closing Period. At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Shareholders’ Agent will deliver such Company Tax Return to Parent. No later than five (5) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Parent may make reasonable changes and revisions to such Company Tax Return. The Shareholders’ Agent will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period. At least three (3) days prior to the date on which a Company Tax Return (as reasonably revised by Parent) for a Pre-Closing Period is due (after taking into account any valid extension), the Shareholders will pay to Parent an amount equal to any Company Tax due with respect to such Company Tax Return, and Parent will file such Company Tax Return.

(c)     Parent will prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Parent will deliver such Company Tax Return to the Shareholders’ Agent. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Shareholders’ Agent may make reasonable changes and revisions to such Company Tax Return. Parent will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Company Tax Return (as reasonably revised by the Shareholders’ Agent) for a Straddle Period is due (after taking into account any valid extension), the Shareholders will pay to Parent an amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 7.7(d), to the portion of such Straddle Period ending on and including the Closing Date.

(d)     In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e)     Each party will promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the applicable Shareholder will give to Parent reasonable written notice and, to the extent Parent so requests, such Shareholder will permit Parent to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Parent will have the right to control any such audit, action, suit, claim or proceeding. Nothing in this Section 7.7(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each party will bear its own costs and expenses in complying with the provisions of this Section 7.7(e).

(f)     Parent and the Shareholders shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. The party required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other party shall promptly reimburse such party for any Transfer Taxes for which the other party is responsible upon receipt of notice that such Transfer Taxes are payable. The Principal Shareholders will be jointly and severally liable for the Shareholders’ portion of such Transfer Taxes and the Minority Shareholders will be severally liable therefor based upon the pro rata share of the Merger Consideration to be received by each of the Minority Shareholders as set forth on Section 2.1(b) of the Company Disclosure Schedule. To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

(g)     None of the Shareholders will make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless Parent, in its reasonable discretion, consents in writing thereto. Parent will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Parent is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Parent determines in its reasonable discretion that neither Parent nor any of its subsidiaries will be adversely impacted by filing such Tax Return.

(h)     Any Tax sharing or similar agreement with respect to or involving any of the Companies or the Subsidiaries will be terminated as of the Closing Date, without liability to any party, and will have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to any of the Companies or the Subsidiaries.

Section 7.8     Shareholders’ Agent.

(a)     Each of the Shareholders hereby authorizes, directs and appoints Todd Epple (the “Shareholders’ Agent”) to act as sole and exclusive agent, attorney-in-fact and representative of each Shareholder with respect to all matters arising under, in connection with or relating to this Agreement or any of the other Transaction Documents, including, without limitation, (i) asserting, defending, prosecuting, litigating, arbitrating, negotiating, settling, releasing and resolving any matters, claims (including indemnification claims and claims for Losses), differences, disputes and controversies of any nature whatsoever under any of the Transaction Documents, (ii) entering into the Escrow Agreement on behalf of the Shareholders and, provided that any such amendment or waiver does not disproportionately and adversely affect any Shareholder, amendments of this Agreement or the Escrow Agreement and waivers of any of the provisions of this Agreement or the Escrow Agreement, (iii) determining, giving and receiving notices and processes under any of the Transaction Documents, (iv) performing the rights and duties expressly assigned to the Shareholders’ Agent hereunder and under the other Transaction Documents, (v) engaging and employing agents and Representatives on behalf of the Shareholders and the Shareholders’ Agent in connection with all such matters under any of the Transaction Documents, (vi) entering into agreements (including releases) on behalf of the Shareholders with respect to any of the foregoing, and (vii) taking all actions and incurring all expenses as the Shareholders’ Agent shall reasonably deem necessary or prudent in connection with any of the foregoing; all on such terms and in such manner as he deems appropriate in his sole and absolute discretion. Any such actions taken, exercises of rights, power or authority, and any decision, determination, waiver, amendment or agreement made by the Shareholders’ Agent consistent herewith, shall be absolutely and irrevocably binding on each Shareholder as if such Shareholder personally had taken such action, exercised such rights, power or authority or made such decision, determination, waiver, amendment or agreement in such Shareholder’s individual capacity, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. Any action required to be taken by a Shareholder hereunder or under any of the other Transaction Documents or any such action which a Shareholder, at his or her election, has the right to take hereunder or under any of the other Transaction Documents, shall be taken only and exclusively by the Shareholders’ Agent and no Shareholder acting on his own shall be entitled to take any such action. The Shareholders’ Agent will, in a reasonably prompt manner, provide written notice to each Shareholder of any action taken by the Shareholders’ Agent pursuant to the authority delegated under this Section.

(b)     The appointment of the Shareholders’ Agent as each Shareholder’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Shareholder with regard to any or all of the Transaction Documents. The appointment of the Shareholders’ Agent as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.

(c)     The Shareholders’ Agent hereby accepts the foregoing appointment and agrees to serve in such capacity, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Shareholders of reasonable out-of-pocket expenses incurred by the Shareholders’ Agent in his capacity as such. Each Shareholder hereby waives all actual or potential conflicts of interest arising out of the Shareholders’ Agent’s activities or authority as Shareholders’ Agent and his relationships with any of the Companies, the Subsidiaries, the Surviving Corporation or Parent (whether before or after the Closing), whether as an employee, consultant, agent, director, officer, shareholder or other Representative.

(d)     The Shareholders will severally indemnify and hold harmless the Shareholders’ Agent from and against any and all Losses arising out of actions taken or omitted to be taken pursuant to the provisions of this Section 7.8 and such other provisions of this Agreement as may be applicable (except in the case of the individual bad faith or willful misconduct of the Shareholders’ Agent), including the reasonable fees of attorneys, accountants and other advisors and all costs and expenses of investigation and defense of claims. The several liability of each Shareholder under this Section 7.8(d) will equal the amount of such Losses multiplied by a fraction, the numerator of which shall be the aggregate Merger Consideration to be received by such Shareholder as set forth on Section 2.1(b) of the Company Disclosure Schedule, and the denominator of which shall be the aggregate Merger Consideration to be received by all of the Shareholders (other than the Shareholders’ Agent) as set forth on Section 2.1(b) of the Company Disclosure Schedule.

(e)     Notwithstanding anything to the contrary contained in this Agreement, the Shareholders’ Agent shall have no liabilities, duties or responsibilities to the Shareholders except those expressly set forth herein or in any of the other Transaction Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholder shall otherwise exist against the Shareholders’ Agent. The Shareholders’ Agent shall not, by virtue of acting as Shareholders’ Agent or any of the actions taken in such capacity, be deemed to have assumed any liability or become responsible for any obligation of any Shareholder to any Person.

(f)     The Shareholders’ Agent may resign upon written notice to the Shareholders. In the event that the Person named in Section 7.8(a) is unable or unwilling to serve in such capacity under this Section 7.8 at any time, Jason Treida is hereby designated to serve as agent, attorney-in-fact and representative of each Shareholder under this Section 7.8 in the place of the Person who is unable or unwilling to so serve. Such successor agent, attorney-in-fact and representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties under this Section 7.8 of the Person unable or unwilling to so serve. After any Person’s resignation or inability to serve under this Section 7.8, the provisions of this Section 7.8 shall continue to inure to his benefit as to any actions taken or omitted to be taken by him pursuant to the authority granted in this Section 7.8.

(g)     Each of Parent, the Companies, the Subsidiaries and the Surviving Corporation (i) will be fully protected in relying upon and will be entitled to rely upon, and will have no liability to the Shareholders with respect to, agreements, actions, decisions and determinations of the Shareholders’ Agent in connection with this Agreement or any of the Transaction Documents, and (ii) will be entitled to assume that all agreements, actions, decisions and determinations of the Shareholders’ Agent in connection with this Agreement or any of the Transaction Documents are fully authorized by and binding upon all of the Shareholders.

(h)     The Shareholders’ Agent shall not be liable to any of the Shareholders or any of their respective heirs, successors, assigns, personal representatives or Affiliates for any decisions made or actions taken or omitted to be taken by the Shareholders’ Agent, except in the case of bad faith or willful misconduct. The Shareholders’ Agent may consult with legal counsel of his own choice with respect to all such matters.

Section 7.9     Merger Sub Trade Name. Parent and Merger Sub hereby agree that they (a) shall cause the Surviving Corporation to operate using “Iasta, a Selectica company” as its trade name for at least twelve (12) months following the Closing Date, (b) will cause the Surviving Corporation to file any documents necessary for the Surviving Corporation to use such name in all applicable jurisdictions and (c) will not use any other trade names, registered or unregistered, for the Surviving Corporation without the prior written approval of the Shareholders’ Agent.

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a)     Parent, Merger Sub, the Companies and the Shareholders shall have timely obtained from each Governmental Entity all authorizations, approvals, licenses, permits, waivers and consents necessary for consummation of any of the Contemplated Transactions.

(b)     There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Companies and the Subsidiaries after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.

(c)     No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions.

Section 8.2     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Parent or Merger Sub to the extent permitted by applicable Law:

(a)     The representations and warranties of each of the Companies and the Shareholders contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b)     Each of the Companies and the Shareholders shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)     Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)     The Companies and the Shareholders shall have delivered to Parent and Merger Sub certificates, dated the date of the Closing, signed by an executive officer of each of the Companies and by the Shareholders, certifying as to the fulfillment of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e)     All of the Company Consents set forth on Section 8.2(e) of the Company Disclosure Schedule shall have been obtained.

(f)     All proceedings of the Companies and the Shareholders that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to Parent and its counsel, and Parent and its counsel shall have received such evidence of any such proceedings, good standing certificates (if applicable), organizational and governing documents, certified if requested, as may be reasonably requested and is customary in transactions such as this one.

(g)     All shareholders agreements, voting agreements, registration rights agreements and similar agreements between or among any of the Companies, the Subsidiaries and/or the Shareholders (other than the Registration Rights Agreement), and all other agreements set forth on Section 8.2(g) of the Company Disclosure Schedule, shall have been terminated and shall cease to be of force or effect.

Section 8.3     Conditions to the Obligations of Companies and the Shareholders. The respective obligations of the Companies and the Shareholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Companies and the Shareholders’ Agent to the extent permitted by applicable Law:

(a)     The representations and warranties of Parent and Merger Sub contained herein qualified as to materiality shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b)     Each of Parent and Merger Sub shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)     Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)     Parent and Merger Sub shall have delivered to the Shareholders’ Agent a certificate, dated the Closing Date, signed by an executive officer of each of Parent and Merger Sub, certifying as to the fulfillment of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(e)     All of the Parent Consents shall have been obtained.

(f)     All proceedings of Parent and Merger Sub that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Companies and its counsel, and the Companies and its counsel shall have received such evidence of any such proceedings, good standing certificates (if applicable), organizational and governing documents, certified if requested, as may be reasonably requested and is customary in transactions such as this one.

Section 8.4     Closing Deliveries. At Closing, the following documents will be delivered, or caused to be delivered, to the parties as set forth in each subsection:

(a)     Parent shall deliver to the Shareholders’ Agent the Escrow Agreement.

(b)     The Shareholders’ Agent shall deliver to Parent the Escrow Agreement.

(c)     Parent shall deliver to the Shareholders the Registration Rights Agreement.

(d)     Each of the Shareholders shall deliver to Parent the Registration Rights Agreement.

(e)     Merger Sub shall deliver to the applicable Principal Shareholders the Employment Agreements.

(f)     Each of the applicable Principal Shareholders shall deliver to Merger Sub the applicable Employment Agreement.

ARTICLE IX
TERMINATION

Section 9.1     Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of Parent and the Companies.

Section 9.2     Termination by either Parent or Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent or the Companies if:

(a)     the Merger shall not have been consummated within forty-five (45) days after the date hereof; or

(b)     any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Merger shall become final and non-appealable;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.2 shall not be available to any party (and in the case of Companies, including any Shareholder) that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

Section 9.3     Termination by the Companies. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Companies, if any representation of Parent or Merger Sub contained in this Agreement shall have been inaccurate, or Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 8.3(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Companies to Parent thereof.

Section 9.4     Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, if any representation of any of the Companies or the Shareholders contained in this Agreement shall have been inaccurate, or any of the Companies or the Shareholders shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 8.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by Parent to the Companies thereof.

Section 9.5     Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than this Section 9.5, the second sentence of Section 6.2, Section 7.2 and Article X) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement by such party.

ARTICLE X
MISCELLANEOUS

Section 10.1     Entire Agreement; Assignment.

(a)     This Agreement (including the exhibits hereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b)     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Companies or the Shareholders, on the one hand, or Parent or Merger Sub, on the other hand, without the prior written consent of the other party(ies). Any assignment in violation of the preceding sentence shall be void.

Section 10.2     Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile or email, provided that in the case of facsimile receipt is confirmed and in the case of e-mail the e-mail is not returned with an undeliverable, delayed or similar message, provided, further, that such notice must also be sent via one of the other methods set forth herein, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Sub, to:	Selectica, Inc. 2121 South El Camino Real San Mateo, California 94403 Attention: Todd Spartz Email: tspartz@selectica.com

with a copy (which shall not constitute notice) to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Robert H. Friedman, Esq. Facsimile: (212) 451-2222 Email: rfriedman@olshanlaw.com

if to either Company or any Shareholder, to:	Iasta.com, Inc. 12800 North Meridian Street, Suite 425 Carmel, IN 46032 Attention: General Counsel Fax: (317) 579-6401 Email: afisher@iasta.com

with a copy (which shall not constitute notice) to:	Faegre Baker Daniels LLP 600 E. 96th Street, Suite 600 Indianapolis, IN 46240 Attention: Mallory Korpalski Facsimile: (317) 237-8503 Email: mallory.korpalski@faegrebd.com
if to the Surviving Corporation, to:	The parties at the addresses set forth above, with a copy to their respective counsel or to such other address, email address or facsimile number as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.

Section 10.3     Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby, except that Article I and Section 2.1 shall be governed by and construed in accordance with the relevant provisions of the IBCL and the DGCL, as applicable. All actions, suits or proceedings arising out of or relating to this Agreement or any of the other Transaction Documents shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any (i) state or federal court sitting in Hamilton or Marion County, Indiana for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by Parent, Merger Sub, the Surviving Corporation or any Parent Indemnified Party and (ii) state or federal court sitting in San Francisco, California for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the other Transaction Documents brought by any of the Companies, the Subsidiaries, the Shareholders or the Shareholder Indemnified Parties, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.2. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 10.4     Expenses. All fees and out-of-pocket expenses incurred by any of the Companies or the Shareholders in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Shareholders and all fees and out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including, without limitation, the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by Parent.

Section 10.5     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.6     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 7.3, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.7     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.8     Specific Performance. Notwithstanding Section 7.3(d)(xii), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.9     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

Section 10.10     Interpretation.

(a)     The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns.

(b)     The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c)     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.11     Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent, Merger Sub, the Companies and the Shareholders’ Agent. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.12     Legal. The Companies and the Subsidiaries have engaged Faegre Baker Daniels LLP (“FBD”) to represent them in connection with the preparation of this Agreement, and any other agreement required to be executed by them in connection with this Agreement. FBD was not, and has not been engaged, to provide legal counsel to any Person other than the Companies and the Subsidiaries. Each Shareholder (a) approves FBD’s representation of the Companies and the Subsidiaries in the preparation of this Agreement; (b) acknowledges that no legal counsel has been engaged by the Companies to protect or otherwise represent the interests of any of the Shareholders, that FBD has not been engaged by any Shareholder to protect or represent the interests of such Shareholder vis-à-vis the Companies or any other Shareholders or in connection with the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Shareholders in connection with the preparation of this Agreement (with the consequence that a Shareholder’s interests may not be vigorously represented unless such Shareholder engages its own legal counsel); and (c) acknowledges further that such Shareholder has been afforded the full opportunity to engage and seek the advice of its own legal counsel before entering into this Agreement.

Section 10.13     Definitions. As used herein,

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“Bush Employment Agreement” means the Employment Agreement between the Surviving Corporation and David Bush in the form mutually agreed by Parent and David Bush on or prior to the date hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York generally are closed for regular banking business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 3.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by either Company, the performance by either Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by either Company.

“Company Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Companies and the Subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of either Company or any of the Shareholders to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.

“Company Tax” means any Tax, if and to the extent that any of the Companies or the Subsidiaries is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of any of the Companies or the Subsidiaries or any Company Tax.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitation, the Merger.

“Contract” means any written contract, agreement, license, lease, instrument or note that creates a legally binding obligation.

“Current Assets” means cash and accounts receivable (less allowances for doubtful accounts), inventory (less reserves for obsolete or excess inventory), notes receivable, deposits and prepaid expenses, but excluding prepaid income and/or corporation taxes or VAT, deferred tax assets, the current portion of long-term notes receivable, and receivables from any Affiliate of any of the Companies or the Subsidiaries or from any director, employee, officer or shareholder of any of the Companies or the Subsidiaries or any of their respective Affiliates (each such Person, a “Related Party”), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Audited Financials.

“Current Liabilities” means accounts payable and accrued expenses (including commissions payable), customer prepayments and deferred revenue, but excluding income and/or corporation taxes or VAT payable or accrued, deferred tax liabilities, payables to any Affiliates or Related Parties that are outside of the ordinary course of business, or inconsistent with the prior payroll practices, of any of the Companies or the Subsidiaries, and the current portion of long-term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuation and estimation methodologies) that were used in the preparation of the Company Audited Financials.

“Delaware Certificate of Merger” means the certificate of merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL.

“Employment Agreements” means the Bush Employment Agreement, the Epple Employment Agreement and the Treida Employment Agreement.

“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.

“Epple Employment Agreement” means the Employment Agreement between the Surviving Corporation and Todd Epple in the form mutually agreed by Parent and Todd Epple on or prior to the date hereof.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Indiana Articles of Merger” means the articles of merger to be filed with the Secretary of State of the State of Indiana in accordance with the IBCL.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.

“Knowledge” means the actual knowledge, after reasonable inquiry, of (i) in the case of the Companies, each of the Principal Shareholders, (ii) in the case of a Shareholder, such Shareholder, and (ii) in the case of Parent, Michael Brodsky, Blaine Mathieu, Jeffrey Grosman and Todd Spartz.

“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.

“Minority Shareholders” means Sean Delaney, Christopher Sansone and Michael Treida.

“Officer” means each of the officers set forth on Section 3.19 of the Company Disclosure Schedule.

“Parent Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of Parent or Merger Sub to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.

“Permitted Loans” means that indebtedness for borrowed money set forth on Section 10.13 of the Company Disclosure Schedule.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Post-Closing Period” means any Tax period beginning after the Closing Date.

“Principal Shareholders” means David Bush, Todd Epple and Jason Treida.

“Registration Rights Agreement” means the Registration Rights Agreement among Parent and the Shareholders in the form attached hereto as Exhibit B.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

“Restricted Area” means any geographical area in which a material amount of the business of any of the Companies, the Subsidiaries or the Surviving Corporation is conducted or pursued as of the Closing Date or at any time during the Restricted Period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiaries” means Iasta Export Corporation, a Delaware corporation, and Iasta Limited, a United Kingdom limited company.

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.

“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Registration Rights Agreement and the Employment Agreements.

“Transfer” means any sale, assignment, pledge, hypothecation or other disposition or Encumbrance.

“Treasury Regulations” means the regulations promulgated under the Code.

“Treida Employment Agreement” means the Employment Agreement between the Surviving Corporation and Jason Treida in the form mutually agreed by Parent and Jason Treida on or prior to the date hereof.

“Working Capital” means (i) the consolidated Current Assets of the Companies and the Subsidiaries, less (ii) the consolidated Current Liabilities of the Companies and the Subsidiaries, determined as of the close of business on the last Business Day prior to the Closing.

“Working Capital Target” means $350,000.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

SELECTICA, INC.

By:
Name:
Title:

SELECTICA SOURCING INC.

By:
Name:
Title:

IASTA.COM, INC.

By:
Name:
Title:

IASTA RESOURCES, INC.

By:
Name:
Title:

SHAREHOLDERS:

David Bush

Todd Epple

Jason Treida

Michael Treida

Christopher Sansone

Sean Delaney